Press Release
TechnipFMC Announces First Quarter 2019 Results

•	Total Company inbound orders of $6.2 billion; book-to-bill of 2.1

•	Net income of $20.9 million and adjusted EBITDA of $295.8 million

•	Updated 2019 financial guidance reflects strong orders and execution in Onshore/Offshore and lower North American activity in Surface Technologies

LONDON, PARIS, HOUSTON, April 25, 2019 - TechnipFMC plc (NYSE: FTI) (Paris: FTI) today reported first quarter 2019 results.
Total Company revenue was $2,913 million. Net income was $20.9 million, or $0.05 per diluted share. These results included after-tax charges and credits totaling $6.4 million of expense, or $0.01 per diluted share; adjusted diluted earnings per share were $0.06.
Adjusted EBITDA, which excludes pre-tax charges and credits, was $295.8 million; adjusted EBITDA margin was 10.2 percent (Exhibit 7).
Other significant pre-tax items impacting the quarter, for which we do not provide guidance, included the following:

•	$11.6 million of foreign exchange losses included in corporate expense, or $0.02 per diluted share on an after-tax basis; and

•	$84.7 million of increased liability payable to joint venture partners included in interest expense, or $0.19 per diluted share on an after-tax basis.

Summary Financial Statements - First Quarter 2019
Reconciliation of U.S. GAAP to non-GAAP financial measures are below and in financial schedules.

Three Months Ended (In millions, except per share amounts)	March 31, 2019	March 31, 2018	Change
Revenue	$2,913.0	$3,125.2	(6.8%)
Net income	$20.9	$95.1	(78.0%)
Diluted earnings per share	$0.05	$0.20	(75.0%)

Adjusted EBITDA	$295.8	$386.6	(23.5%)
Adjusted EBITDA margin	10.2%	12.4%	(222 bps)
Adjusted net income	$27.3	$131.5	(79.2%)
Adjusted diluted earnings per share	$0.06	$0.28	(78.6%)

Inbound orders	$6,184.5	$3,487.0	77.4%
Backlog	$17,777.6	$14,012.0	26.9%

Doug Pferdehirt, CEO of TechnipFMC, stated, “Quarterly orders of $6.2 billion were our highest since the fourth quarter of 2014. This reflects the strength of our integrated subsea model, our demonstrated capabilities in downstream and gas monetization, and continued growth in international surface markets. With total Company book-to-bill of 2.1 in the quarter, backlog grew 22 percent sequentially to $17.8 billion.”
“In Onshore/Offshore, we continue to execute well and achieved notable project milestones during the period. Orders of $3.1 billion were more than double our revenues in the quarter, driven by major downstream and offshore projects. Additionally, we are prioritizing five LNG projects that are most strategic to TechnipFMC and offer the highest probability of successful execution. ”
“In Surface Technologies, weaker-than-expected activity in North America significantly impacted our quarterly results and has led to a change in the market outlook. We no longer anticipate the recovery in North America as originally forecasted. Outside of the Americas, our expectations remain unchanged at high-single digit to low-double digit activity growth.”
Pferdehirt continued, “Strong Subsea orders of $2.7 billion resulted in a book-to-bill of 2.3, driven by an increased contribution from integrated EPCI (iEPCI™). Our integrated FEED (iFEED™) capabilities serve as a key differentiator and have been instrumental in securing new iEPCI™ awards. The number of new iFEED™ studies nearly doubled in 2018. Many of these are proprietary, providing an exclusive opportunity set to TechnipFMC.”
“In the first four months of 2019, we have secured seven new integrated projects, representing an aggregate contract value of $1.4 billion. This expansion of our integrated portfolio includes projects from BP, Lundin, ENI and ConocoPhillips - all first-time iEPCI™ adopters. Given this early success and our expanding opportunity set, we are confident that iEPCI™ project awards will exceed 25 percent of our Subsea order inbound in 2019.”
Pferdehirt concluded, “Our Company has returned to growth, and we are well-positioned to benefit from the recovery underway in many of our key end-markets. Our strong balance sheet ensures that we have sufficient capital to grow the business, while supporting our commitment to return excess capital to shareholders. When these actions are combined with strong operational execution, we can drive our capital returns higher over time. This focus on shareholder capital has been a part of management compensation since the formation of TechnipFMC, and it reflects how we will continue to manage our balance sheet and our business going forward.”

Operational and Financial Highlights - First Quarter 2019

Subsea

Financial Highlights
Reconciliation of U.S. GAAP to non-GAAP financial measures are below and in financial schedules.

Three Months Ended (In millions)	March 31, 2019	March 31, 2018	Change
Revenue	$1,185.3	$1,180.2	0.4%
Operating profit	$49.9	$54.4	(8.3%)
Adjusted EBITDA	$139.7	$172.0	(18.8%)
Adjusted EBITDA margin	11.8%	14.6%	(279 bps)

Inbound orders	$2,677.6	$1,227.8	118.1%
Backlog	$7,477.3	$6,110.9	22.4%

Subsea reported first quarter revenue of $1,185.3 million, largely unchanged from the prior year. Modest growth in services offset the decline in project revenues reflected in the lower level of vessel utilization.
Subsea reported operating profit of $49.9 million; adjusted EBITDA was $139.7 million with a margin of 11.8 percent. Operating profit declined versus the prior-year quarter primarily due to more competitively priced backlog and lower vessel utilization, offset in part by cost reduction activities. These same factors drove the year-over-year decline in adjusted EBITDA.
Vessel utilization rate for the first quarter was 55 percent, down from 62 percent in the fourth quarter and 60 percent in the prior-year quarter.

First Quarter Subsea Highlights

•	Total Egina (Nigeria)
Delivered final subsea tree for one of the largest subsea projects in West Africa.

•	Total Kaombo (Angola)
Completed hookup campaign for the South floating production, storage and offloading unit.

•	Skandi Olinda PLSV (Brazil)
Commenced eight-year charter contract with Petrobras.

Subsea inbound orders for the quarter were $2,677.6 million, resulting in a book-to-bill of 2.3. The following announced awards were included in the period:

•	BP Atlantis Phase 3 iEPCI™ Project (Gulf of Mexico)
Significant* iEPCI™ contract by BP for the Atlantis Phase 3 project. Following final investment decisions from all partners, TechnipFMC will manufacture, deliver and install subsea equipment. The contract also includes provisional services for tooling and personnel required to install the hardware.
* A “significant” award ranges between $75 million and $250 million.

•	Lundin Solveig (Luno II) and Rolvsnes iEPCI™ Projects (North Sea)
Substantial* iEPCI™ contract from Lundin Norway for the Solveig (Luno II) and Rolvsnes development. The contract covers the delivery and installation of subsea equipment including umbilicals, rigid flowlines, flexible jumpers and subsea production systems.
* A “substantial” award ranges between $250 million and $500 million.

•	Petrobras Mero I Pre-Salt Project (Brazil)
Large* engineering, procurement, construction and installation contract by Petrobras, on behalf of the Libra Consortium, for the Mero 1 pre-salt field. The contract covers engineering, procurement, construction of all rigid lines, as well as the installation and pre-commissioning of all the infield riser and flowline system. It also includes the installation of rigid pipelines, flexible risers and flowlines, steel tube umbilicals and other required subsea equipment.
* A “large” award ranges between $500 million and $1 billion.

•	Equinor Johan Sverdrup Phase 2 Project (North Sea)
Significant* contract from Equinor for the Johan Sverdrup Phase 2 development. The contract covers the delivery and installation of the subsea production system including integrated template structures, manifolds, tie-in and controls equipment.
* A “significant” award ranges between $75 million and $250 million.

•	Eni Merakes iEPCI™ Project (Indonesia)
Large* iEPCI™ contract by Eni for the Merakes project. This contract covers five deepwater wells, and their 50-kilometer tie back to the existing Jangkrik Floating Production Unit in Indonesia. The project scope includes engineering, procurement, installation and pre-commissioning of subsea equipment.
* A “large” award ranges between $500 million and $1 billion.

•	Total Lapa Pre-Salt Project (Brazil)
Significant* contract for the Lapa field by Total. The contract covers the supply of flexible pipes for oil production, gas lift and gas injection as well as associated accessories. The field will be connected to the floating production storage and offloading unit (FPSO) Cidade de Caraguatatuba, already in operation.
* A “significant” award ranges between $75 million and $250 million.

Subsea Estimated Backlog Scheduling as of March 31, 2019 (In millions)	Consolidated backlog*	Non-consolidated backlog**
2019 (9 months)	$3,387.1	$140.3
2020	$2,480.3	$136.7
2021 and beyond	$1,609.9	$659.6
Total	$7,477.3	$936.6
* Backlog does not capture all revenue potential for subsea services.
** Non-consolidated backlog reflects the proportional share of backlog related to joint ventures that is not consolidated due to our minority ownership position.

Onshore/Offshore

Financial Highlights
Reconciliation of U.S. GAAP to non-GAAP financial measures are below and in financial schedules.

Three Months Ended (In millions)	March 31, 2019	March 31, 2018	Change
Revenue	$1,335.1	$1,573.4	(15.1%)
Operating profit	$155.7	$202.9	(23.3%)
Adjusted EBITDA	$194.8	$215.0	(9.4%)
Adjusted EBITDA margin	14.6%	13.7%	93 bps

Inbound orders	$3,138.9	$1,849.6	69.7%
Backlog	$9,862.7	$7,491.6	31.7%

Onshore/Offshore reported first quarter revenue of $1,335.1 million. Revenue decreased 15.1 percent from the prior-year quarter as we moved closer to completion on major projects, primarily Yamal LNG. Projects awarded in recent quarters are in early stages of completion and will contribute more significantly in subsequent quarters as the projects progress.
Onshore/Offshore reported operating profit of $155.7 million; adjusted EBITDA was $194.8 million with a margin of 14.6 percent. Operating profit decreased 23.3 percent versus the prior-year quarter primarily due to the revenue decline and a change in revenue mix. These same factors drove the year-over-year decrease in adjusted EBITDA; adjusted EBITDA margin increased 93 basis points from the prior-year results.

First Quarter Onshore/Offshore Highlights

•	MIDOR refinery (Egypt)
Detailed design and procurement activities as well as site preparation ongoing.

•	BP Tortue Ahmeyim gas FPSO (Mauritania and Senegal)
Engineering, Procurement, and Construction (EPC) phase launched following successful delivery of FEED.

•	Sasol petrochemical complex (United States)
TechnipFMC and partners completed construction scope of work on Sasol Project in Louisiana.

•	Shell Prelude FLNG (Australia)
Performed first condensate export at the end of March.

Onshore/Offshore inbound orders for the quarter were $3,138.9 million, resulting in a book-to-bill of 2.4. The following announced awards were included in the period:

•	ExxonMobil Refinery Expansion (United States)
Large* reimbursable contract from ExxonMobil for detailed engineering, procurement, and construction for the recently announced crude expansion project in Beaumont, Texas. The awarded scope covers the addition of four new units - atmospheric pipe still, kerosene hydrotreater, diesel hydrotreater and benzene recovery at ExxonMobil’s Refinery.
* A “large” award ranges between $500 million and $1 billion.

•	BP Greater Tortue Ahmeyim Development FPSO (Mauritania and Senegal)
Large* contract by BP for the engineering, procurement, construction, installation and commissioning (EPCIC) of the FPSO unit to be deployed offshore on the maritime border of Mauritania and Senegal. This award is a continuation to the FEED contract awarded in April 2018.
* A “large” award ranges between $500 million and $1 billion.

•	MIDOR Refinery Expansion and Modernization (Egypt)
Major* EPC contract by Middle East Oil Refinery (MIDOR) for the modernization and expansion of their existing complex near Alexandria, Egypt. This EPC contract covers the debottlenecking of existing units as well as the delivery of new units including a Crude Distillation Unit, a Vacuum Distillation Unit, a hydrogen production facility based on our steam reforming technology, as well as various process units, interconnecting, offsites and utilities.
* A “major” award is over $1 billion.

In addition to these announced awards in the period, we continue to strengthen our Process Technology business unit with important new partnerships, including:

•	Mid-scale, modular LNG solutions offering
We have developed a number of standardized, modular mid-scale LNG train designs with capacities ranging from 1 to 3 Mtpa (million metric tons per annum) using Air Products’ AP-SMR™ and AP-DMR™ processes. Delivered by Engineering Procurement and Fabrication models, these designs offer more certainty around cost and schedule. We have received contracts in China and North America.

•	ExxonMobil Chemicals Master License and Engineering Agreement (MLEA) for Ethylene technology
Long-term MLEA for our proprietary ethylene technology and process design package starting with a proposed 1.2 million tons plant in Huizhou, China.

Onshore/Offshore Estimated Backlog Scheduling as of March 31, 2019 (In millions)	Consolidated backlog	Non-consolidated backlog*
2019 (9 months)	$4,299.4	$564.8
2020	$3,252.3	$642.6
2021 and beyond	$2,311.0	$558.3
Total	$9,862.7	$1,765.7
* Non-consolidated backlog reflects the proportional share of backlog related to joint ventures that is not consolidated due to our minority ownership position.

Surface Technologies

Financial Highlights
Reconciliation of U.S. GAAP to non-GAAP financial measures are below and in financial schedules.

Three Months Ended (In millions)	March 31, 2019	March 31, 2018	Change
Revenue	$392.6	$371.6	5.7%
Operating profit	$10.5	$30.6	(65.7%)
Adjusted EBITDA	$30.1	$50.3	(40.2%)
Adjusted EBITDA margin	7.7%	13.5%	(587 bps)

Inbound orders	$368.0	$409.6	(10.2%)
Backlog	$437.6	$409.5	6.9%

Surface Technologies reported first quarter revenue of $392.6 million, an increase of 5.7 percent from the prior-year quarter. The revenue growth was primarily driven by higher demand for pressure control equipment outside the Americas. North American revenue declined in the period as a result of lower activity.
Surface Technologies reported operating profit of $10.5 million; adjusted EBITDA was $30.1 million with a margin of 7.7 percent. Operating profit decreased versus the prior-year quarter primarily due to the continued decline in completions-related activity, one-time charges related to new product introduction and unfavorable product line mix in North America. Operating profit outside the Americas was negatively impacted by delays in shipments of backlog orders now expected to be delivered throughout 2019. These same factors drove the year-over-year decrease in adjusted EBITDA.
North American activity has declined further since the fourth quarter of 2018. Completions-related revenue declined mid-single digits in the quarter, below levels anticipated when 2019 financial guidance was provided in December. The Company now expects North American activity for the remainder of the year to remain largely unchanged from current levels. Reduced operator spending in North America has also negatively impacted pricing as the market adjusts to the excess product and service supply created by the lower activity.
Outside the Americas, the Company continues to anticipate high-single digit to low-double digit activity growth, supported by the Middle East market. We expect limited benefit from pricing in 2019.
Inbound orders for the quarter were $368 million. Backlog was $437.6 million. Given the short-cycle nature of the business, orders are generally converted into revenue within twelve months.

Corporate and Other Items

Corporate expense in the first quarter was $93.6 million. This includes charges and credits totaling $21 million of expense associated with the merger as well as restructuring and other severance charges. Excluding charges and credits, corporate expense was $72.6 million which included $11.6 million of foreign exchange losses.
Net interest expense was $88.2 million in the quarter, which included an increase in the liability payable to joint venture partners of $84.7 million.
The Company recorded a tax provision during the quarter of $14.5 million. Adjusted net income was negatively impacted by the reversal of a $40.3 million non-cash valuation allowance which will benefit tax expense in future periods.
Total depreciation and amortization for the quarter was $119.4 million, including depreciation and amortization related to purchase price accounting for the merger of $8.5 million.
The Company repurchased 2.2 million shares during the quarter. Total consideration was $50.1 million; cash impact in the quarter was $33 million due to the timing of settlement.
Cash flow from operations in the quarter was $121.4 million. The Company ended the period with cash and cash equivalents of $4,965.3 million; net cash was $1,031.4 million.

Other Accounting Items

On January 1, 2019, we adopted ASU 2016-02, Leases (Topic 842), using a modified retrospective transition method and applying the new standard to all leases.
Adoption of the new lease accounting guidance had a material impact on our consolidated balance sheet but did not have a material impact on our consolidated income statement. As of March 31, 2019, the balances of our operating lease liability and operating lease right-of-use asset were as follows:

•
an operating lease liability of approximately $1,133.9 million which represents the present value of the remaining lease payments discounted using the Company’s applicable weighted average incremental borrowing rates; and

•	an operating lease right-of-use asset of approximately $1,105.9 million which represents the lease liability of $1,133.9 million adjusted for lease incentives, prepaid rent, and other balances.
The difference between the additional lease assets and lease liabilities, net of the deferred tax impact, was recorded as an adjustment to reduce retained earnings by approximately $1.8 million ($2.3 million prior to tax effect).
Details regarding the adoption of IFRS 16 will be provided in the Half-Year Financial Report for the half year ending June 30, 2019.

2019 Financial Guidance1
Updates to the Company’s full-year guidance for 2019 are included in the revised table below and detailed on the following page:

2019 Guidance *Updated April 25, 2019

Subsea	Onshore/Offshore	Surface Technologies
Revenue in a range of $5.4 - 5.7 billion	Revenue in a range of $6.0 - 6.3 billion*	Revenue in a range of $1.6 - 1.7 billion*

EBITDA margin at least 11% (excluding amortization related impact of purchase price accounting, and other charges and credits)	EBITDA margin at least 14%* (excluding amortization related impact of purchase price accounting, and other charges and credits)	EBITDA margin at least 12%* (excluding amortization related impact of purchase price accounting, and other charges and credits)

TechnipFMC
Corporate expense, net $160 - 170 million for the full year (excluding the impact of foreign currency fluctuations)

Net interest expense $40 - 60 million for the full year (excluding the impact of revaluation of partners’ redeemable financial liability)

Tax rate 28 - 32% for the full year (excluding the impact of discrete items)

Capital expenditures approximately $350 million for the full year

Cash flow from operating activities positive for the full year

Merger integration and restructuring costs approximately $50 million for the full year

Cost synergies $450 million total savings ($220m exit run-rate 12/31/17, $400m exit run-rate 12/31/18, $450m exit run-rate 12/31/19)

__________________________
1 Our guidance measures adjusted EBITDA margin, corporate expense, net (excluding the impact of foreign currency fluctuations), net interest expense (excluding the impact of revaluation of partners’ redeemable financial liability), and tax rate (excluding the impact of discrete items) are non-GAAP financial measures. We are unable to provide a reconciliation to comparable GAAP financial measures on a forward-looking basis without unreasonable effort because of the unpredictability of the individual components of the most directly comparable GAAP financial measure and the variability of items excluded from each such measure. Such information may have a significant, and potentially unpredictable, impact on our future financial results.

Updates to the Company’s full-year guidance for 2019 are detailed below:

•	Onshore/Offshore revenue in a range of $6.0 - 6.3 billion; revenue has been increased from the previous guidance range of $5.7 - 6.0 billion.

•
Onshore/Offshore EBITDA margin of at least 14% (excluding amortization related impact of purchase price accounting, and other charges and credits); EBITDA margin guidance has been increased from the previous guidance of at least 12%.

•	Surface Technologies revenue in a range of $1.6 - 1.7 billion; revenue has been decreased from the previous guidance range of $1.7 - 1.8 billion.

•
Surface Technologies EBITDA margin of at least 12% (excluding amortization related impact of purchase price accounting, and other charges and credits); EBITDA margin guidance has been decreased from the previous guidance of at least 17%.

Teleconference

The Company will host a teleconference on Friday, April 26, 2019 to discuss the first quarter 2019 financial results. The call will begin at 1 p.m. London time (8 a.m. New York time). Dial-in information and an accompanying presentation can be found at www.technipfmc.com.
Webcast access will also be available on our website prior to the start of the call. An archived audio replay will be available after the event at the same website address. In the event of a disruption of service or technical difficulty during the call, information will be posted on our website.

###
About TechnipFMC

TechnipFMC is a global leader in subsea, onshore/offshore, and surface projects. With our proprietary technologies and production systems, integrated expertise, and comprehensive solutions, we are transforming our clients’ project economics.
We are uniquely positioned to deliver greater efficiency across project lifecycles from concept to project delivery and beyond. Through innovative technologies and improved efficiencies, our offering unlocks new possibilities for our clients in developing their oil and gas resources.
Each of our more than 37,000 employees is driven by a steady commitment to clients and a culture of purposeful innovation, challenging industry conventions, and rethinking how the best results are achieved.
To learn more about us and how we are enhancing the performance of the world’s energy industry, go to TechnipFMC.com and follow us on Twitter @TechnipFMC.

This communication contains “forward-looking statements” as defined in Section 27A of the United States Securities Act of 1933, as amended, and Section 21E of the United States Securities Exchange Act of 1934, as amended. Words such as “guidance,” “confident,” “believe,” “expect,” “anticipate,” “plan,” “intend,” “foresee,” “should,” “would,” “could,” “may,” “will,” “likely,” “predicated,” “estimate,” “outlook” and similar expressions are intended to identify forward-looking statements, which are generally not historical in nature. Such forward-looking statements involve significant risks, uncertainties and assumptions that could cause actual results to differ materially from our historical experience and our present expectations or projections, including the following known material factors:

•	unanticipated changes relating to competitive factors in our industry;

•	demand for our products and services, which is affected by changes in the price of, and demand for, crude oil and natural gas in domestic and international markets;

•	our ability to develop and implement new technologies and services, as well as our ability to protect and maintain critical intellectual property assets;

•	potential liabilities arising out of the installation or use of our products;

•	cost overruns related to our fixed price contracts or capital asset construction projects that may affect revenues;

•	our ability to timely deliver our backlog and its effect on our future sales, profitability, and our relationships with our customers;

•	our reliance on subcontractors, suppliers and joint venture partners in the performance of our contracts;

•	our ability to hire and retain key personnel;

•	piracy risks for our maritime employees and assets;

•	the potential impacts of seasonal and weather conditions;

•	the cumulative loss of major contracts or alliances;

•
U.S. and international laws and regulations, including existing or future environmental regulations, that may increase our costs, limit the demand for our products and services or restrict our operations;

•	disruptions in the political, regulatory, economic and social conditions of the countries in which we conduct business;

•	risks associated with The Depository Trust Company and Euroclear for clearance services for shares traded on the NYSE and Euronext Paris, respectively;

•
the United Kingdom’s proposed withdrawal from the European Union; risks associated with being an English public limited company, including the need for “distributable profits”, shareholder approval of certain capital structure decisions, and the risk that we may not be able to pay dividends or repurchase shares in accordance with our announced capital allocation plan;

•	compliance with covenants under our debt instruments and conditions in the credit markets;

•	downgrade in the ratings of our debt could restrict our ability to access the debt capital markets;

•	the outcome of uninsured claims and litigation against us;

•	the risks of currency exchange rate fluctuations associated with our international operations;

•	significant merger-related costs;

•	risks related to our acquisition and divestiture activities;

•
failure of our information technology infrastructure or any significant breach of security, including related to cyber attacks, and actual or perceived failure to comply with data security and privacy obligations;

•
risks that the legacy businesses of FMC Technologies, Inc. and Technip S.A. will not be integrated successfully or that the combined company will not realize estimated cost savings, value of certain tax assets, synergies and growth or that such benefits may take longer to realize than expected;

•	risks associated with tax liabilities, changes in U.S. federal or international tax laws or interpretations to which they are subject;

•
the remedial measures to address our material weaknesses could be insufficient or additional issues relating to disclosure controls and procedures or internal control over financial reporting could be identified; and

•
such other risk factors set forth in our filings with the United States Securities and Exchange Commission and in our filings with the Autorité des marchés financiers or the U.K. Financial Conduct Authority.

We caution you not to place undue reliance on any forward-looking statements, which speak only as of the date hereof. We undertake no obligation to publicly update or revise any of our forward-looking statements after the date they are made, whether as a result of new information, future events or otherwise, except to the extent required by law.

Contacts

Investor relations

Matt Seinsheimer
Vice President Investor Relations
Tel: +1 281 260 3665
Email: Matt Seinsheimer

Phillip Lindsay
Director Investor Relations (Europe)
Tel: +44 (0) 20 3429 3929
Email: Phillip Lindsay

Media relations

Christophe Bélorgeot
Senior Vice President Corporate Engagement
Tel: +33 1 47 78 39 92
Email: Christophe Belorgeot

Delphine Nayral
Director Public Relations
Tel: +33 1 47 78 34 83
Email: Delphine Nayral

Exhibit 1
TECHNIPFMC PLC AND CONSOLIDATED SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In millions, except per share data)

	(Unaudited)
	Three Months Ended
	March 31,
	2019	2018

Revenue	$2,913.0	$3,125.2
Costs and expenses	2,778.2	2,885.9
	134.8	239.3

Other (expense) income, net	(12.3)	(11.2)

Income before net interest expense and income taxes	122.5	228.1
Net interest expense	(88.2)	(87.4)

Income before income taxes	34.3	140.7
Provision for income taxes	14.5	49.3

Net income	19.8	91.4
Net loss attributable to noncontrolling interests	1.1	3.7

Net income attributable to TechnipFMC plc	$20.9	$95.1

Earnings per share attributable to TechnipFMC plc:
Basic	$0.05	$0.20
Diluted	$0.05	$0.20

Weighted average shares outstanding:
Basic	450.1	464.3
Diluted	453.3	465.7

Cash dividends declared per share	$0.13	$0.13

Exhibit 2
TECHNIPFMC PLC AND CONSOLIDATED SUBSIDIARIES
BUSINESS SEGMENT DATA
(In millions)

	(Unaudited)
	Three Months Ended
	March 31,
	2019	2018
Revenue

Subsea	$1,185.3	$1,180.2
Onshore/Offshore	1,335.1	1,573.4
Surface Technologies	392.6	371.6
	$2,913.0	$3,125.2

Income before income taxes

Segment operating profit (loss)
Subsea	$49.9	$54.4
Onshore/Offshore	155.7	202.9
Surface Technologies	10.5	30.6
Total segment operating profit	216.1	287.9

Corporate items
Corporate expense (1)	(93.6)	(59.8)
Net interest expense	(88.2)	(87.4)
Total corporate items	(181.8)	(147.2)

Net income before income taxes (2)	$34.3	$140.7

(1)
Corporate expense primarily includes corporate staff expenses, share-based compensation expenses, other employee benefits, certain foreign exchange gains and losses, and merger transaction and integration expenses.

(2)	Includes amounts attributable to noncontrolling interests.

Exhibit 3
TECHNIPFMC PLC AND CONSOLIDATED SUBSIDIARIES
BUSINESS SEGMENT DATA
(In millions, unaudited)

	Three Months Ended
Inbound Orders (1)	March 31,
	2019	2018

Subsea	$2,677.6	$1,227.8
Onshore/Offshore	3,138.9	1,849.6
Surface Technologies	368.0	409.6
Total inbound orders	$6,184.5	$3,487.0

Order Backlog (2)	March 31,
	2019	2018

Subsea	$7,477.3	$6,110.9
Onshore/Offshore	9,862.7	7,491.6
Surface Technologies	437.6	409.5
Total order backlog	$17,777.6	$14,012.0

(1)	Inbound orders represent the estimated sales value of confirmed customer orders received during the reporting period.

(2)	Order backlog is calculated as the estimated sales value of unfilled, confirmed customer orders at the reporting date.

Exhibit 4
TECHNIPFMC PLC AND CONSOLIDATED SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions)

	(Unaudited)
	March 31, 2019	December 31, 2018

Cash and cash equivalents	$4,965.3	$5,540.0
Trade receivables, net	2,250.3	2,469.7
Contract assets	1,383.7	1,295.0
Inventories, net	1,315.2	1,251.2
Other current assets	1,337.6	1,225.3
Total current assets	11,252.1	11,781.2

Property, plant and equipment, net	3,381.9	3,259.8
Goodwill	7,603.4	7,607.6
Intangible assets, net	1,156.9	1,176.7
Other assets	2,277.6	959.2
Total assets	$25,671.9	$24,784.5

Short-term debt and current portion of long-term debt	$208.9	$67.4
Accounts payable, trade	2,464.5	2,600.3
Contract liabilities	4,252.2	4,085.1
Other current liabilities	2,702.9	2,381.6
Total current liabilities	9,628.5	9,134.4

Long-term debt, less current portion	3,725.0	4,124.3
Other liabilities	1,864.3	1,056.4
Redeemable noncontrolling interest	38.5	38.5
TechnipFMC plc stockholders’ equity	10,384.7	10,399.6
Noncontrolling interests	30.9	31.3
Total liabilities and equity	$25,671.9	$24,784.5

Exhibit 5
TECHNIPFMC PLC AND CONSOLIDATED SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions)

	(Unaudited)
	Three Months Ended
	March 31,
	2019	2018
Cash provided (required) by operating activities
Net income	$19.8	$91.4
Adjustments to reconcile net income (loss) to cash provided (required) by operating activities
Depreciation	88.9	86.4
Amortization	30.5	45.4
Impairments	0.9	0.4
Employee benefit plan and share-based compensation costs	20.9	7.4
Deferred income tax provision (benefit), net	(90.8)	(59.9)
Unrealized loss on derivative instruments and foreign exchange	29.2	7.3
Income from equity affiliates, net of dividends received	(9.9)	(13.2)
Other	72.7	136.0
Changes in operating assets and liabilities, net of effects of acquisitions
Trade receivables, net and contract assets	131.8	(522.7)
Inventories, net	(61.5)	(59.7)
Accounts payable, trade	(148.6)	(332.2)
Contract liabilities	186.1	462.0
Income taxes payable (receivable), net	20.8	15.9
Other current assets and liabilities, net	(126.3)	39.7
Other noncurrent assets and liabilities, net	(43.1)	(105.8)
Cash provided (required) by operating activities	121.4	(201.6)

Cash provided (required) by investing activities
Capital expenditures	(178.2)	(53.2)
Payment to acquire debt securities	(59.7)	—
Acquisitions, net of cash acquired	—	(62.0)
Proceeds from sale of assets	0.9	1.8
Other	—	(0.2)
Cash provided (required) by investing activities	(237.0)	(113.6)

Cash required by financing activities
Net increase in short-term debt	114.5	2.4
Net decrease in commercial paper	(450.4)	(117.6)
Proceeds from issuance of long-term debt	96.2	0.5
Repayments of long-term debt	—	(5.3)
Purchase of ordinary shares	(33.0)	(92.6)
Settlements of mandatorily redeemable financial liability	(174.9)	—
Other	—	1.4
Cash required by financing activities	(447.6)	(211.2)
Effect of changes in foreign exchange rates on cash and cash equivalents	(11.5)	9.6
Increase (decrease) in cash and cash equivalents	(574.7)	(516.8)
Cash and cash equivalents, beginning of period	5,540.0	6,737.4
Cash and cash equivalents, end of period	$4,965.3	$6,220.6

Exhibit 6
TECHNIPFMC PLC AND CONSOLIDATED SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(In millions, unaudited)

Charges and Credits
In addition to financial results determined in accordance with U.S. generally accepted accounting principles (GAAP), the first quarter 2019 Earnings Release also includes non-GAAP financial measures (as defined in Item 10 of Regulation S-K of the Securities Exchange Act of 1934, as amended) and describes performance on a year-over-year basis against 2018 results and measures. Net income, excluding charges and credits, as well as measures derived from it (including Diluted EPS, excluding charges and credits; Income before net interest expense and taxes, excluding charges and credits ("Adjusted Operating profit"); Depreciation and amortization, excluding charges and credits; Earnings before net interest expense, income taxes, depreciation and amortization, excluding charges and credits ("Adjusted EBITDA"); and net cash) are non-GAAP financial measures. Management believes that the exclusion of charges and credits from these financial measures enables investors and management to more effectively evaluate TechnipFMC's operations and consolidated results of operations period-over-period, and to identify operating trends that could otherwise be masked or misleading to both investors and management by the excluded items. These measures are also used by management as performance measures in determining certain incentive compensation. The foregoing non-GAAP financial measures should be considered by investors in addition to, not as a substitute for or superior to, other measures of financial performance prepared in accordance with GAAP. The following is a reconciliation of the most comparable financial measures under GAAP to the non-GAAP financial measures.

	Three Months Ended
	March 31, 2019
	Net income (loss) attributable to TechnipFMC plc	Net income (loss) attributable to noncontrolling interests	Provision for income taxes	Net interest expense	Income (loss) before net interest expense and income taxes (Operating profit)	Depreciation and amortization	Earnings (loss) before net interest expense, income taxes, depreciation and amortization (EBITDA)
TechnipFMC plc, as reported	$20.9	$(1.1)	$14.5	$88.2	$122.5	$119.4	$241.9

Charges and (credits):
Impairment and other charges	0.5	—	0.2	—	0.7	—	0.7
Restructuring and other severance charges	11.6	—	4.2	—	15.8	—	15.8
Business combination transaction and integration costs	8.9	—	3.2	—	12.1	—	12.1
Reorganization	19.2	—	6.1	—	25.3	—	25.3
Purchase price accounting adjustment	6.5	—	2.0	—	8.5	(8.5)	—
Valuation allowance	(40.3)	—	40.3	—	—	—	—
Adjusted financial measures	$27.3	$(1.1)	$70.5	$88.2	$184.9	$110.9	$295.8

Diluted earnings (loss) per share attributable to TechnipFMC plc, as reported	$0.05
Adjusted diluted earnings (loss) per share attributable to TechnipFMC plc	$0.06

	Three Months Ended
	March 31, 2018
	Net income attributable to TechnipFMC plc	Net income (loss) attributable to noncontrolling interests	Provision for income taxes	Net interest expense	Income before net interest expense and income taxes (Operating profit)	Depreciation and amortization	Earnings before net interest expense, income taxes, depreciation and amortization (EBITDA)
TechnipFMC plc, as reported	$95.1	$(3.7)	$49.3	$87.4	$228.1	$131.8	$359.9

Charges and (credits):
Impairment and other charges	2.2	—	0.8	—	3.0	—	3.0
Restructuring and other severance charges	6.2	—	2.3	—	8.5	—	8.5
Business combination transaction and integration costs	4.1	—	1.5	—	5.6	—	5.6
Purchase price accounting adjustment	23.9	—	7.4	—	31.3	(21.7)	9.6
Adjusted financial measures	$131.5	$(3.7)	$61.3	$87.4	$276.5	$110.1	$386.6

Diluted earnings (loss) per share attributable to TechnipFMC plc, as reported	$0.20
Adjusted diluted earnings (loss) per share attributable to TechnipFMC plc	$0.28

Exhibit 7
TECHNIPFMC PLC AND CONSOLIDATED SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(In millions, unaudited)

	Three Months Ended
	March 31, 2019
	Subsea	Onshore/ Offshore	Surface Technologies	Corporate and Other	Total
Revenue	$1,185.3	$1,335.1	$392.6	$—	$2,913.0

Operating profit (loss), as reported (pre-tax)	$49.9	$155.7	$10.5	$(93.6)	$122.5

Charges and (credits):
Impairment and other charges	0.7	—	—	—	0.7
Restructuring and other severance charges	1.6	3.8	1.5	8.9	15.8
Business combination transaction and integration costs	—	—	—	12.1	12.1
Reorganization	—	25.3	—	—	25.3
Purchase price accounting adjustments - amortization related	8.5	—	—	—	8.5
Subtotal	10.8	29.1	1.5	21.0	62.4

Adjusted Operating profit (loss)	60.7	184.8	12.0	(72.6)	184.9

Adjusted Depreciation and amortization	79.0	10.0	18.1	3.8	110.9

Adjusted EBITDA	$139.7	$194.8	$30.1	$(68.8)	$295.8

Operating profit margin, as reported	4.2%	11.7%	2.7%		4.2%

Adjusted Operating profit margin	5.1%	13.8%	3.1%		6.3%

Adjusted EBITDA margin	11.8%	14.6%	7.7%		10.2%

	Three Months Ended
	March 31, 2018
	Subsea	Onshore/ Offshore	Surface Technologies	Corporate and Other	Total
Revenue	$1,180.2	$1,573.4	$371.6	$—	$3,125.2

Operating profit (loss), as reported (pre-tax)	$54.4	$202.9	$30.6	$(59.8)	$228.1

Charges and (credits):
Impairment and other charges	0.4	2.6	—	—	3.0
Restructuring and other severance charges	2.7	0.9	2.4	2.5	8.5
Business combination transaction and integration costs	—	—	—	5.6	5.6
Purchase price accounting adjustments - non-amortization related	6.0	—	3.6	—	9.6
Purchase price accounting adjustments - amortization related	21.9	—	(0.1)	(0.1)	21.7
Subtotal	31.0	3.5	5.9	8.0	48.4

Adjusted Operating profit (loss)	85.4	206.4	36.5	(51.8)	276.5

Adjusted Depreciation and amortization	86.6	8.6	13.8	1.1	110.1

Adjusted EBITDA	$172.0	$215.0	$50.3	$(50.7)	$386.6

Operating profit margin, as reported	4.6%	12.9%	8.2%		7.3%

Adjusted Operating profit margin	7.2%	13.1%	9.8%		8.8%

Adjusted EBITDA margin	14.6%	13.7%	13.5%		12.4%

Exhibit 8
TECHNIPFMC PLC AND CONSOLIDATED SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(In millions, unaudited)

	March 31, 2019	December 31, 2018

Cash and cash equivalents	$4,965.3	$5,540.0
Short-term debt and current portion of long-term debt	(208.9)	(67.4)
Long-term debt, less current portion	(3,725.0)	(4,124.3)
Net cash	$1,031.4	$1,348.3

Net (debt) cash, is a non-GAAP financial measure reflecting cash and cash equivalents, net of debt. Management uses this non-GAAP financial measure to evaluate our capital structure and financial leverage. We believe net debt, or net cash, is a meaningful financial measure that may assist investors in understanding our financial condition and recognizing underlying trends in our capital structure. Net (debt) cash should not be considered an alternative to, or more meaningful than, cash and cash equivalents as determined in accordance with U.S. GAAP or as an indicator of our operating performance or liquidity.